CONTACT: John Zettler
715 836-9994 x109
DATE: May 4, 2006
FOR IMMEDIATE RELEASE

CITIZENS COMMUNITY BANCORP ANNOUNCES
SECOND QUARTER EARNINGS

EAU CLAIRE, Wisc.-- Citizens Community Bancorp (OTC Electronic Bulletin Board: CZWI.OB), the holding company for Citizens Community Federal, announced earnings of $82,451 for the quarter ending March 31, 2006, compared to $383,906 for the prior year quarter. Earnings for the six months ended March 31, 2006 totaled $249,594, compared to $583,990 for the six months ended March 31, 2005. The decrease for both periods was primarily a result of income generated from the January 12, 2005 merger of PULSE-EFT and Discover Financial Services. The Company was a stockholder and member of PULSE-EFT. As a result of the merger, the Company received $384,467 in pre-tax income in the second quarter of fiscal 2005 from this one-time event.

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period, excluding unallocated shares of the Employee Stock Ownership Plan (ESOP). Basic and diluted earnings per share of $.02 were reported for the three months ending March 31, 2006, compared to $.13 per share reported for the three-month period ending March 31, 2005. Basic and diluted earnings per share of $.07 were reported for the six-month period ending March 31, 2006, compared to $.20 for the prior six-month period.

Net interest income for the quarter ended March 31, 2006 totaled $2.1 million compared to $1.9 million for the prior year period. Net interest income for the six months ended March 31, 2006 totaled $4.4 million compared to $3.7 million for the prior six-month period. The increase in net interest income was due to an increase in the balance of loans receivable partially offset by an increase in interest expense due to an increase in the average balance of deposits and outstanding Federal Home Loan Bank advances and an increase in the average rate paid on interest-bearing deposits.

Non-interest income decreased to $417,000 for the quarter ending March 31, 2006, compared to $744,000 for the same period in 2005.

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Citizens Community Bancorp...

For the six-month period ending March 31, 2006, non-interest income decreased to $870,191 from $1,109,000 for the six-month period ending March 31, 2005. The decrease for both periods came primarily as a result of non-recurring income generated from the January 12, 2005 merger of PULSE-EFT and Discover Financial Services.

Non-interest expense increased from $1.9 million to $2.4 million for the three months ended March 31, 2006. Non-interest expense increased from $3.7 million for the six- month period ended March 31, 2005 to $4.7 million for the same period in 2006. The increase was due primarily to the additional operating costs associated with the two Michigan offices acquired July 1, 2005, located in Rochester Hills and Lake Orion.

Total assets increased by $10.9 million, or 4.4%, to $256.6 million at March 31, 2006, from $245.7 million as of September 30, 2005. The increase in assets was primarily attributable to an increase in loans receivable of $16.4 million, partially offset by a decrease of $5.0 million in cash and cash equivalents.

Deposits increased by $10.8 million to $188.3 million at March 31, 2006, from $177.5 million as of September 30, 2005.

Stockholder's equity increased $200,000 to $29.8 million at March 31, 2006, from $29.6 million at September 30, 2005. The increase for the period was a result of net earnings for the period, partially offset by the payment of dividends.

Citizens Community Bancorp, based in Eau Claire, Wisc., is the mid-tier holding company for Citizens Community Federal, a federal savings association operating twelve full-service banking offices in Wisconsin, Minnesota and Michigan.

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Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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CITIZENS COMMUNITY BANCORP SELECTED FINANCIAL INFORMATION

	March 31, 2006	September 30, 2005
	(Unaudited)	(Audited)
Selected Financial Condition Data
Total Assets	$256,625,022	$245,707,491
Cash and Cash equivalents	$4,296,325	$9,265,477
Loans receivable, net	$234,323,644	$217,930,666
Allowance for Loan Losses	($807,766)	($803,218)
Deposits	$188,298,100	$177,469,100
Federal Home Loan Bank Advances	$36,200,000	$36,200,000
Total Equity	$29,814,089	$29,553,400

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected Operations Data
Total Interest and Dividend Income	$3,782,068	$2,739,714	$7,523,800	$5,396,877
Interest expense	$1,634,584	$862,164	$3,140,678	$1,648,821

Net Interest Income	$2,147,484	$1,877,550	$4,383,122	$3,748,056
Provision for loan losses	$38,400	$102,133	$108,451	$202,136

Net Interest Income After Provision For Loan Loss	$2,109,084	$1,775,417	$4,274,671	$3,545,920
Total Noninterest Income	$417,112	$743,562	$870,191	$1,108,500
Total Noninterest Expense	$2,387,001	$1,876,368	$4,719,016	$3,672,144

Income before provision for income tax	$139,195	$642,611	$425,846	$982,276
Provision for income taxes	$56,744	$258,705	$176,252	$398,286

Net Income	$82,451	$383,906	$249,594	$583,990

Per Share Information
Basic Earnings	$0.02	$0.13	$0.07	$0.20
Diluted Earnings	$0.02	$0.13	$0.07	$0.20
Dividends Paid	$0.05	$0.05	$0.10	$0.10

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